                                                                   Exhibit 10.15


                               February 23, 2001


Ms. Carla S. Moreland
5112 Briargrove Lane
Dallas, TX 75287

Dear Carla:

     This letter agreement (this "Agreement") confirms the agreement that we have reached regarding the termination of your employment with Wyndham International, Inc. ("WII") and its respective related and affiliated entities (collectively, the "Companies").

     The purpose of this Agreement is to establish a mutually agreeable arrangement for ending your employment. This Agreement does not constitute and should not be construed as an admission by the Companies that they have in any way violated any legal obligation that they owe to you or to any other person or as an admission by you that you have in any way violated any legal obligation that you owe to the Companies or to any other person. To the contrary, the parties' willingness to enter into this Agreement demonstrates that they are continuing to deal with each other fairly and in good faith.

     With those understandings and in exchange for the promises set forth below, you and the Companies agree as follows:

     1.   Termination. You and WII hereby acknowledge that your position as
          -----------
Executive Vice President and General Counsel of WII terminated effective December 31, 2000. Any other offices, board of director seats or affiliations that you held with any of the Companies also terminated as of December 31, 2000. For purposes of determining your compensation and other benefits payable to you pursuant to the Amended and Restated Executive Employment Agreement dated as of April 19, 1999, between you and WII (the "Employment Agreement"), the date of termination of your employment with WII shall be deemed to be December 31, 2000 (the "Date of Termination"). You and WII agree that your termination from employment is a termination by the Company without "Cause" as defined by Subparagraph 7(c) of the Employment Agreement.

     2.   Compensation and Benefits.
          -------------------------

          (a)  Accrued and Unpaid Adjusted Base Salary. You acknowledge that any
               ---------------------------------------
     accrued and unpaid Adjusted Base Salary (as defined in the Employment Agreement) through the Date of Termination was paid to you on or before January 15, 2001.

          (b)  Incentive Compensation. You and WII agree that your incentive
               ----------------------
     compensation for 2000 shall be $350,000, which will be paid to you on or before March 15, 2001.

Ms. Carla S. Moreland
February 23, 2001
Page 2



          (c)  Severance. WII will pay you a severance amount (the "Severance
               ---------
     Amount") of $1,126,666.00, subject to your continuing strict adherence to the provisions of Paragraphs 4 and 5 of the Employment Agreement. You acknowledge and agree that this Severance Payment fully and completely satisfies the Companies' obligation to pay your severance under Paragraph
     (7)(d)(i) of the Employment Agreement. The Severance Payment shall be reduced by applicable withholdings and shall be payable in 24 equal monthly installments on the last day of each month, commencing January 31, 2001; provided, however, that WII shall be entitled to set-off against the Severance Payment the consulting retainer (the "Retainer") paid to you pursuant to Section 3(d)(i) of this Agreement. In addition, in the event that you commence any employment as an employee during the period from December 31, 2000 through December 31, 2002, WII shall be entitled to set-off against any remaining installments of the Severance Payment (x) 50% of all cash compensation paid to you for such new employment during the period from December 31, 2000 through December 31, 2001, and (y) 25% of all cash compensation paid to you for such new employment during the period from January 1, 2002 through December 31, 2002. It is expressly understood and agreed that WII shall be entitled to such setoff even if such cash compensation is also used as a setoff against the Retainer pursuant to
     Section 3(d)(i) hereof. For clarification purposes and by way of illustration only, if, for example, you received cash compensation of $10,000 for new employment on February 15, 2001, WII would be entitled to reduce your February 28, 2001 installment (or any subsequent installment) of the Severance Payment by $5,000 (50% of $10,000) and would also be entitled to reduce your February 28, 2001 installment (or any subsequent installment) of the Retainer by $5,000. Consequently, if the February 28, 2001 payments were so reduced, the amount of the February 28, 2001 Severance Payment installment would be $41,944.42 and the amount of the February 28, 2001 Retainer installment would be $43,150.53. As provided above, however, WII is also entitled to set-off the Retainer against the Severance Payment. Consequently, in this example, on February 28, 2001, WII would owe you no Severance Payment installment and a Retainer installment of $43,150.53. You shall provide WII prompt notice of any new employment and cash compensation received during such periods. You acknowledge that WII has paid you the first monthly Retainer installment provided for in
     Section 3(d)(i) of this Agreement and, as permitted by this Section 2(c), set-off such payment against the Severance Payment installment otherwise due you on January 31, 2001.

          (d)  Effect of Termination on Equity Grants. Your rights with respect
               --------------------------------------
     to any stock options and other stock-based awards granted to you by the Companies shall survive the Date of Termination in accordance with and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted and shall be governed by the provisions therein relating to a termination of your employment without Cause.

Ms. Carla S. Moreland
February 23, 2001
Page 3

          (e)  Health/Dental/Vision Benefits. Until December 31, 2001, WII shall
               -----------------------------
     pay such health insurance premiums as may be necessary to allow you, your spouse and other dependents to receive health insurance coverage substantially similar to that provided to you by WII as of December 31, 2000. WII may satisfy its obligations hereunder by allowing you to participate at WII's expense in WII's existing group health, dental and vision plans. Nothing herein shall be construed to affect your or your dependants' rights to receive continuation coverage under WII's group health, dental and vision plans to the extent authorized by and consistent with 29 U.S.C. (S)1161 et seq. (commonly known as "COBRA") and applicable group health, dental and vision plan terms.

          (f)  Office Space and Assistant. Until April 30, 2001, WII at its
               --------------------------
     expense will provide you with an office and all reasonable occupancy expenses associated therewith, a parking space, related telephone and telefax facilities, and an assistant at WII's headquarters.

          (g)  Tax Preparation. Until December 31, 2005, WII shall provide
               ---------------
     reasonable assistance and support to you or your estate as you or your estate shall reasonably require with the preparation and filing of tax returns, statements and forms insofar as such returns, statements or forms relate to your employment or other association with the Companies or any of their respective predecessors or affiliates. At WII's election, such assistance and support shall be provided by either WII tax personnel or certified public accountants selected and compensated by WII.

          (h)  Complimentary Room Benefits. Until December 31, 2002, you will
               ---------------------------
     be entitled to the same complimentary room benefits as WII may provide during such period to its Executive Vice Presidents.

          (i)  Other Benefits. Except as expressly provided above, your
               --------------
     eligibility to participate in any of the Companies' respective employee benefit plans and programs ceases on or after the Date of Termination in accordance with the terms and conditions of each of those benefit plans and programs and your rights to benefits under any of the employee benefit plans and programs, if any, are governed by the terms and conditions of each of those employee benefit plans and programs.

     3.   Consulting Services.
          -------------------

          (a)  Engagement. Upon the terms and conditions set forth herein, WII
               ----------
     hereby retains you to provide the consulting services described below (the "Consulting Services") to the Companies for a period commencing on January 1, 2001 and ending on December 31, 2002 (the "Consulting Period"). Upon the terms and conditions set forth herein, you agree, if requested by WII, to provide such Consulting Services to the Companies during the Consulting Period.

Ms. Carla S. Moreland
February 23, 2001
Page 4



          (b)  Consulting Services. In your capacity as a consultant to the
               -------------------
     Companies, you agree upon request from one or more of the Companies (i) to assist with respect to transitional matters that may arise in connection with your resignation, (ii) to respond to requests for assistance or information concerning business matters with which you became familiar while employed, and (iii) to provide litigation consulting services and, in connection therewith, to cooperate fully with the Companies in (x) the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Companies and (y) responding to, cooperating with, or contesting any governmental audit, inspection, inquiry, proceeding or investigation, which relate to events or occurrences that transpired during your employment with any of the Companies. Your full cooperation in connection with such claims or actions shall include, without implication of limitation: promptly providing written notice to Mark Chloupek (or such other person as WII may designate in writing to you) of your receipt of any subpoena, interview, investigation, request for information, or other contact concerning events or occurrences that transpired during your employment with any of the Companies; being available to meet with counsel for any of the Companies to prepare for discovery or trial; to testify truthfully as a witness when reasonably requested and at reasonable times designated by the Companies; to meet with counsel or other designated representatives of the Companies; and to prepare responses to and to cooperate with any Company's processing of governmental audits, inspections, inquiries, proceedings or investigations.

          (c)  Hours of Service. The maximum number of hours for which you shall
               ----------------
     be obligated to provide Consulting Services during the Consulting Period shall be 800 hours. WII will provide you with reasonable advance notice of its request to use your Consulting Services and you agree to cooperate with WII in good faith to schedule the use of your Consulting Services. Notwithstanding the foregoing, without your consent, you will not be required to provide (i) more than 300 hours of Consulting Services in the aggregate during the period from January 1, 2001 through April 30, 2001, or
     (ii) more than 25 hours of Consulting Services in any month during the period from May 1, 2001 through December 31, 2002. If you and WII agree to your providing additional hours of Consulting Services during any such period, the required consulting hours for the remaining term of the Consulting Period shall be reduced by the amount of such additional hours that you so provide so as not to exceed the 800 hour maximum. You and WII may mutually agree upon terms under which you will provide Consulting Services in excess of the 800 hour total, but neither you nor WII will have any obligation to so agree. If you are required to travel in connection with providing Consulting Services and you are not otherwise actually providing Consulting Services while travelling, (i) 50% of any such travel time incurred during the period from January 1, 2000 through April 30, 2001 shall be included in determining your hours of providing Consulting Services, and (ii) 100% of any such travel time incurred during the period from May 1, 2001 through December 31, 2002 shall be included in determining your hours of providing Consulting Services.

Ms. Carla S. Moreland
February 23, 2001
Page 5

          (d)  Compensation.
               ------------

                    (i)  Retainer. In consideration of your availability to
                         --------
     provide the Consulting Services during the Consulting Period, WII shall pay you a retainer (the "Retainer") of $1,155,612.68, which shall be payable in 24 equal monthly installments on the last day of each month, commencing January 31, 2001. You acknowledge that you have received the first such monthly installment of the Retainer in the amount of $48,150.53. In the event that you commence any employment as an employee during the period from December 31, 2000 through December 31, 2001, WII shall be entitled to set-off against any remaining installments of the Retainer (x) 50% of all cash compensation paid to you for such new employment during the period from December 31, 2000 through December 31, 2001, and (y) 25% of all cash compensation paid to you for such new employment during the period from January 1, 2002 through December 31, 2002. You shall provide WII prompt notice of any new employment and compensation received during such periods.

                    (ii) Consulting Fee. If and to the extent you are requested
                         --------------
     by the Companies to provide Consulting Services, WII will pay you $500 per hour for such Consulting Services (the "Consulting Fee"), provided, however, that $150 per hour from the Retainer shall be credited towards such Consulting Fee. You shall submit invoices to WII no less often than monthly (or such shorter period as the Company may request) providing reasonable detail of your time and matters for which you have provided Consulting Services and shall otherwise cooperate with WII's attorneys and accountants in providing such additional details as they may reasonably request. WII shall pay you any Consulting Fee owed promptly but in any event within 30 days of the date of your invoice submission.

          (e)  Reimbursement of Expenses. WII will reimburse you promptly for
               -------------------------
     all reasonable disbursements incurred by you in performing Consulting Services. In connection therewith, you shall abide by, and be entitled to reimbursement by WII for such expenses incurred under, the travel and expense reimbursement policies applicable to Executive Vice Presidents of WII.

          (f)  Independent Contractor. It is intended and agreed by and between
               ----------------------
     the parties that while providing Consulting Services, you are, and shall at all times be and remain, an independent contractor. You understand and agree that during the Consulting Period, you are not an employee of any of the Companies and shall not be treated as an employee for any purpose. You understand and agree that as an independent contractor, you are required to pay and are solely liable for, all applicable taxes, including, without limitation, federal income tax and state income tax on the Retainer and the Consulting Fee and you may be required to pay quarterly estimated income taxes. Nothing in this Agreement or otherwise shall be construed as identifying you as an employee, agent or legal representative of any of the Companies during the Consulting Period for any purpose whatsoever. You will not be authorized to transact business, incur obligations,

Ms. Carla S. Moreland
February 23, 2001
Page 6



     sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of any of the Companies, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of any of the Companies with respect to any matter, except as expressly authorized in writing by the Companies. You shall not use any of the Companies' trade names, trademarks, service names or servicemarks without the prior written approval of the Companies.

          During the Consulting Period, you shall be free to pursue other business opportunities or employment (except to the extent that such other business opportunities or employment might violate Paragraph 5 of the Employment Agreement); provided, however, that you shall remain available to provide and shall provide, on reasonable notice, Consulting Services to the Companies on the terms herein provided.

          (g)  Access to Information; Confidentiality. During the first four
               --------------------------------------
     months of the Consulting Period, WII will provide you with voice mail, e-mail and access to the Companies' computer network to the extent necessary for you to perform the Consulting Services.

          You acknowledge that in the course of your engagement as a consultant to the Companies (and, if applicable, their predecessors), you may become acquainted with the Companies' business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Companies' and their predecessors' operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Companies' and their predecessors' business. You understand and acknowledge that such Confidential Information is confidential, and you agree not to disclose such Confidential Information to anyone outside the Companies except to the extent that (i) you deem such disclosure or use reasonably necessary or appropriate in connection with performing your Consulting Services to the Companies; (ii) you are required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, you shall promptly inform WII of such event, shall cooperate with the Companies in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use by the hotel and hospitality industry (the "Hotel Industry"), other than as a result of any action or inaction by you; or (iv) such information has been rightfully received by a member of the Hotel Industry or has been published in a form generally available to the Hotel Industry prior to the date you propose to disclose or use such information. You further agree that you will not during the Consulting Period and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Companies.

Ms. Carla S. Moreland
February 23, 2001
Page 7



     Upon termination of the Consulting Period, you shall immediately turn over to the Companies all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by you during the course of your engagement as a consultant to the Companies.

          (h)  Covenant Not to Compete. You agree that during the Consulting
               -----------------------
     Period you will not perform as an employee of or an attorney for a competitor of the Companies. You agree that the Companies' remedy against you for money damages for a breach of your obligations of confidentiality to the Companies would be inadequate, and you agree that an injunction against you for any such threatened breach is an appropriate remedy.

          You agree that during the Consulting Period you will not, directly or indirectly, either for yourself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the customers (including, without limitation, any hotel owner, lessor or lessee, asset manager, trustee, consumer with whom the Companies from time to time (i) has an existing agreement or business relationship; or (ii) has included as a prospect in its applicable pipeline) or vendors of the Companies in any of the areas or territories in which the Companies conduct operations if such action has the intent or effect of interfering with the Companies' relationship with the vendor or customer.

          You agree that during the Consulting Period, you will not directly or indirectly solicit or induce any present or future employee of the Companies to accept employment with you or with any business, operation, corporation, partnership, association, agency, or other person or entity with which you may be associated, and you will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which you may be associated to employ any present or future employee of the Companies without providing WII with ten
     (10) days' prior written notice of such proposed employment.

          You agree that if you violate the provisions of this Section 3(h), then in addition to all other rights and remedies available to the Companies at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which you began such violation until you permanently cease such violation.

          (i)  Indemnification; Insurance. Concurrently herewith, WII and you
               --------------------------
     are executing an Indemnification Agreement (the "Consulting Indemnification Agreement") pursuant to which upon the terms and conditions set forth therein, WII agrees to indemnify you with respect to certain liabilities and expenses that may arise by reason of your providing the Consulting Services. During the Consulting Period, Wyndham shall use its best efforts to include you as an additional named insured with respect to your Consulting Services on its directors and officers liability insurance coverage.

Ms. Carla S. Moreland
February 23, 2001
Page 8


     4.   Release of Claims. So long as the Companies recognize and honor the
          -----------------
agreements made herein, you voluntarily and irrevocably release and discharge the Companies, their related or affiliated entities, and their respective predecessors, successors, and assigns, (including but not limited to Patriot American Hospitality, Inc. ("PAHI")), and the current and former officers, directors, shareholders, employees, and agents of each of the foregoing (any and all of which are referred to as "Releasees") generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts that relate in any manner to your employment with or services for the Companies, known or unknown ("Claims"), which you have, claim to have, ever had, or ever claimed to have had against any of the Releasees through the date on which you execute this Agreement. This general release of Claims includes, without implication of limitation, all Claims for or related to: the Employment Agreement; the compensation provided to you by the Companies; your termination as described in Paragraph 1; wrongful or constructive discharge; breach of contract; breach of any implied covenant of good faith and fair dealing; tortious interference with advantageous relations; intentional or negligent misrepresentation, fraud or deceit; infliction of emotional distress, and unlawful retaliation or discrimination under the common law or any federal, state or local statute or law (including, without implication of limitation, the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Tex. Lab. Code Sections 21.001, et seq., and Tex. Hum. Res. Code Sections 121.001, et seq.). You also waive any Claim for reinstatement, severance, incentive or retention pay (except as expressly provided in this Agreement), attorney's fees, or costs, relating to the above waived Claims. This paragraph 4 does not release any claim for non-performance or breach after the date hereof of this Agreement.

     You agree that you will not hereafter pursue any Claim against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your employment, and you shall not seek reinstatement with, or damages of any nature, severance, incentive or retention pay, attorney's fees, or costs from the Companies or any of the other Releasees.

     5.   Employment Agreement. This Agreement supersedes all provisions of the
          --------------------
Employment Agreement other than Paragraphs 4 (Unauthorized Disclosure), 5 (Covenant Not to Compete), and 13 (Arbitration; Other Disputes) thereof, which provisions are incorporated herein by reference and shall continue to bind you in accordance with their respective terms. This Agreement supersedes all provisions of the letter agreements between you and WII dated March 30, 2000 and July 31, 2000.

     6.   Return of Property. All documents, records, material and all copies of
          ------------------
any of the foregoing pertaining to Confidential Information (as defined in Paragraph 4(a) of the Employment Agreement), and all software, equipment, and other supplies, whether or not pertaining to Confidential Information, that have come into your possession or been produced by

Ms. Carla S. Moreland
February 23, 2001
Page 9

you in connection with your employment ("Property") have been and remain the sole property of the Companies. You confirm that you have returned all Property (other than your IBM Thinkpad 240, which you may retain) to the Companies, except to the extent such Property is reasonably necessary for you to perform your services as a consultant to the Companies. All Property (other than your IBM Thinkpad 240) shall be returned to the Companies promptly upon termination of the Consulting Period. In no event should this provision be construed to require you to return to the Company any document or other materials concerning your remuneration and benefits during your employment with the Companies.

     7.   Nondisparagement. You agree not to take any action or make any
          ----------------
statement, written or oral, which disparages or criticizes the Companies or their respective officers, directors, agents, or management and business practices, or which disrupts or impairs the Companies' normal operations. The Companies, on behalf of themselves, agree (a) not to take any action or make any statement, written or oral, which disparages or criticizes you or your management and business practices, and (b) to instruct their respective directors and officers not to take any action or make any statement, written or oral, which disparages or criticizes you or your management and business practices. The provisions of this Paragraph 7 shall not apply to any truthful statement required to be made by you or the Companies, as the case may be, in any legal proceeding or governmental or regulatory investigation.

     You shall have the right to review and approve, which approval shall not be unreasonably withheld, the content of any press release or other public statement issued by the Companies concerning the termination of your employment, and you shall have the right to review and comment on any filing made by WII with the Securities and Exchange Commission concerning the termination of your employment.

     8.   Additional Representations, Warranties and Covenants. As a material
          ----------------------------------------------------
inducement to the Companies to enter into this Agreement, you represent, warrant and covenant as follows:

          (a) You have not assigned to any third party any Claim released by this Agreement.

          (b) You have not heretofore filed with any agency or court any Claim released by this Agreement.

     9.   Further Assurances. Upon the terms and subject to the conditions
          ------------------
herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     10.  Exclusivity. This Agreement sets forth all the consideration to which
          -----------
you are entitled from the Companies by reason of your termination and your duties for the Companies while employed, and you agree that you shall not be entitled to or eligible for any payments or

Ms. Carla S. Moreland
February 23, 2001
Page 10

benefits under any other Company severance, bonus, retention or incentive policy, arrangement or plan.

     11.  Tax Matters. All payments and other consideration provided to you
          -----------
pursuant to this Agreement shall be subject to any deductions, withholding or tax reporting that the Companies reasonably determine to be required for tax purposes.

     12.  Arbitration of Disputes. Any controversy or claim arising out of or
          -----------------------
relating to this Agreement or the breach hereof shall, to the fullest extent permitted by law, be settled by arbitration in accordance with Paragraph 13 of the Employment Agreement. This Paragraph 12 shall be specifically enforceable. Notwithstanding the foregoing, this Paragraph 12 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Paragraph 11.

     13.  Consent to Jurisdiction. To the extent that any court action is
          -----------------------
permitted consistent with or to enforce Paragraph 12 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts in or for Dallas, Texas. Accordingly, with respect to any such court action, you and the Companies (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

     14.  Notices, Acknowledgements and Other Terms.
          -----------------------------------------

          (a) You are advised to consult with an attorney before signing this Agreement.

          (b) You acknowledge and agree that the Companies' promises in this Agreement constitute consideration in addition to anything of value to which you are otherwise entitled by reason of the termination of your employment.

          (c) By signing this Agreement, you acknowledge that you are doing so voluntarily and knowingly, fully intending to be bound by this Agreement. You also acknowledge that you are not relying on any representations by the Companies or any representative of the Companies concerning the meaning of any aspect of this Agreement. You understand that this Agreement shall not in any way be construed as an admission by the Companies of any liability or any act of wrongdoing whatsoever by the Companies against you and that the Companies specifically disclaim any liability or wrongdoing whatsoever against you on the part of themselves and their respective officers, directors, shareholders, employees and agents. You understand that if you do not enter into this Agreement and bring any claims against the Companies, the Companies will dispute the merits of those claims and contend that they acted lawfully and for good business reasons with respect to you.

Ms. Carla S. Moreland
February 23, 2001
Page 11



          (d) You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for twenty-one (21) days before executing it. If not signed by you and returned to the Chief Executive Officer of WII so that it is received by close of business on the twenty-second (22nd) day after your receipt of the Agreement, this Agreement will not be valid. In addition, if you breach any of the conditions of the Agreement within the twenty-one (21) day period, the offer of this Agreement will be withdrawn and your execution of the Agreement will not be valid. In the event that you execute and return this Agreement within twenty-one (21) days or less of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this letter agreement for the entire twenty-one
     (21) day period. The Companies acknowledge that for a period of seven (7) days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice delivered to the Chief Executive Officer of WII before the end of such period, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period (the "Effective Date").

          (e) In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Companies.

          (f) The law of the State of Texas will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement.

          (g) In the event that any provision or portion of a provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible and the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction to reflect the parties' intent if possible. If such amendment is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Agreement and the remainder of this Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

          (h) This Agreement may be modified only by a written agreement signed by you and authorized representatives of the Companies.

          (i) This Agreement and the Consulting Indemnification Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to any related subject matter, except as provided in your stock option agreements and the Indemnification Agreement between you and WII, which remain in effect in accordance with their respective terms, except as amended by this Agreement.

Ms. Carla S. Moreland
February 23, 2001
Page 12



          (j) This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

     If you agree to these terms, please sign and date below and return this Agreement to the Chief Executive Officer of WII within 22 days.

                                       Sincerely,

                                       WYNDHAM INTERNATIONAL, INC.

                                       By_______________________________________
                                          Fred Kleisner
                                          Chief Executive Officer & President


Accepted and agreed to:

____________________________________   _________________________________________
Carla S. Moreland                      Date